MEMBER INTEREST PURCHASE AGREEMENT

BY AND AMONG

I-TRAX, INC.,

PRO FITNESS HEALTH SOLUTIONS, LLC,

AND

MINUTE MEN, INCORPORATED

NOVEMBER 27, 2007

TABLE OF CONTENTS

1.	Definitions.	1
2.	Purchase and Sale of Membership Interests.	7
(a)	Basic Transaction.	7
(b)	Purchase Price.	7
(c)	The Closing.	7
(d)	Deliveries at the Closing.	7
(e)	Escrow.	8
(f)	[INTENTIONALLY OMITTED].	8
(g)	[INTENTIONALLY OMITTED].	8
(h)	Earn-Out.	8
(i)	Make-Whole Payment.	12
3.	Representations and Warranties of I-trax.	12
(a)	Organization.	12
(b)	Authorization of Transaction.	13
(c)	Capitalization.	13
(d)	Filings with the SEC.	13
(e)	Financial Statements.	13
(f)	Events Subsequent to September 30, 2007.	14
(g)	Noncontravention.	14
(h)	Brokers’ Fees.	14
(i)	Investment.	14
(j)	Disclosure.	14
4.	Representations and Warranties of the Member.	14
(a)	Organization of the Member.	15
(b)	Authorization of Transaction.	15
(c)	Noncontravention.	15
(d)	Brokers’ Fees.	15
(e)	Investment.	15
(f)	ProFitness Interests.	16
(g)	Liabilities/Assets.	16
(h)	Stockholders of the Member.	16
5.	Representations and Warranties Concerning ProFitness.	16
(a)	Organization, Qualification, and Corporate Power.	16
(b)	Authorization of Transaction.	17
(c)	Capitalization.	17
(d)	Noncontravention.	17
(e)	Brokers’ Fees.	18
(f)	Title to Assets.	18
(g)	Subsidiaries.	18
(h)	Financial Statements.	18
(i)	Subsequent Events.	18
(j)	Undisclosed Liabilities.	19
(k)	Legal Compliance.	19
(l)	Tax Matters.	19

i

(m)	Real Property.	20
(n)	Intellectual Property.	20
(o)	Tangible Assets.	21
(p)	Contracts.	21
(q)	Notes and Accounts Receivable.	22
(r)	Insurance.	22
(s)	Litigation.	23
(t)	Employees.	23
(u)	Employee Benefits.	23
(v)	Guaranties.	24
(w)	Environmental, Health, and Safety Matters.	24
(x)	Certain Business Relationships with ProFitness.	24
(y)	Disclosure.	24
6.	Pre-Closing Covenants.	24
(a)	General.	24
(b)	Notices and Consents.	25
(c)	Operation of Business.	25
(d)	Preservation of Business.	26
(e)	Full Access.	26
(f)	Notice of Developments.	26
(g)	Exclusivity.	26
(h)	Delivery of Audited Financial Statements.	26
(i)	Prohibition on Trading in I-trax Securities.	27
7.	Conditions to Obligation to Close.	27
(a)	Conditions to Obligation of I-trax.	27
(b)	Conditions to Obligation of the Member.	29
8.	Post-Closing Covenants.	30
(a)	General.	30
(b)	Litigation Support.	30
(c)	Transition.	30
(d)	Confidentiality.	31
(e)	Covenant Not to Compete.	31
(f)	Listing of Shares; Current Information.	33
(g)	Securities Law Filings.	33
(h)	ProFitness Senior Management.	33
(i)	Potential Post-Closing Adjustment with respect to Cash at Closing.	33
9.	Indemnification.	33
(a)	Survival of Representations and Warranties.	33
(b)	Indemnification Provisions for Benefit of I-trax.	34
(c)	Indemnification Provisions for Benefit of the Member.	35
(d)	Matters Involving Third Parties.	35
(e)	Determination of Adverse Consequences.	36
(f)	Set-Off.	36
(g)	Exclusive Remedy.	37
(h)	Baskets.	37
(i)	Limitations on Indemnification.	38

(j)	Procedural Matters.	38
10.	Tax Matters.	39
(a)	Employment Tax Returns.	39
(b)	Other Tax Returns.	40
(c)	Cooperation on Tax Matters.	40
(d)	Tax Sharing Agreements.	40
(e)	Certain Taxes.	40
(f)	Tax Purchase Price Allocation.	41
11.	Termination.	41
(a)	Termination of Agreement.	41
(b)	Effect of Termination.	42
12.	Miscellaneous.	42
(a)	Press Releases and Public Announcements.	42
(b)	No Third-Party Beneficiaries.	42
(c)	Entire Agreement.	42
(d)	Succession and Assignment.	42
(e)	Counterparts.	43
(f)	Headings.	43
(g)	Notices.	43
(h)	Governing Law.	44
(i)	Amendments and Waivers.	44
(j)	Severability.	44
(k)	Expenses.	44
(l)	Construction.	44
(m)	Incorporation of Exhibits, Annexes, and Schedules.	45
(n)	Specific Performance.	45

Exhibit A	--	Form of Promissory Note
Exhibit B	--	Form of Assignment of Membership Interest
Exhibit C	--	Form of Escrow Agreement
Exhibit D	--	Form of Opinion of Counsel to ProFitness
Exhibit E	--	Form of Opinion of Counsel to I-trax
Exhibit F	--	Forms of Offer Letters and Severance and Non-competition Agreements

Schedule 1	--	ProFitness 2008 Organic Gross Profit
Schedule 7(a)	--	Senior Management Team
Schedule 8(h)	--	List of Employees receiving offer letters and severance agreements

ProFitness Disclosure Schedule

MEMBER INTEREST PURCHASE AGREEMENT

Agreement (this “Agreement”) entered into as of November 27, 2007, by and among I-trax, Inc., a Delaware corporation (“I-trax”), and Pro Fitness Health Solutions, LLC, a New York limited liability company (“ProFitness”), Minute Men, Incorporated, a Connecticut corporation (“Member”) and sole member of ProFitness and, solely for purposes of Sections 8(d) and 8(e) of this Agreement, Daron Shepard, an individual residing at 250 Putnam Road, New Canaan, CT 06840.  Each of I-trax, ProFitness and Member are referred to herein individually as a “Party” and collectively as the “Parties.”

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1.  Definitions.

“Additional Purchase Price Payment” has the meaning set forth in Section 2(h)(ii).

“Additional Purchase Price Payment Election” has the meaning set forth in Section 2(h)(iii).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses associated with the foregoing, net of any insurance proceeds  actually realized by the Party claiming indemnification resulting from, arising out of, relating to or caused by the applicable breach.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Allocation” has the meaning set forth in Section 2(j).

“Authority” means any Federal, state, local or foreign, court, governmental bureau, commission, board, agency or instrumentality.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

“Blue Sky Laws” means the laws of any state, the District of Columbia, or any territory or other jurisdiction in the United States governing the offer and/or sale of securities in such jurisdiction.

“Cash” means, at a specific date, cash and cash equivalents (including marketable securities and short term investments) at such date calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Cash Consideration” has the meaning set forth in Section 2(b).

“Closing” has the meaning set forth in Section 2(c).

 “Closing Date” has the meaning set forth in Section 2(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of a Party that is not already generally available to the public.

“Controlled Group” means a controlled group, affiliated service group or other group that is treated as a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code.

“Current Liabilities” means, at a specific date, the current liabilities of ProFitness at such date, determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Delaware General Corporation Law” means the General Corporation Law of the State of Delaware, as amended.

 “Earn-Out Objection Notice” has the meaning set forth in Section 2(h)(v).

“Earn-Out Period” means the twelve month period ending on December 31, 2008.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA §3(3)) and all other compensation, severance, bonus, equity compensation, retirement or supplemental retirement, insurance, profit sharing, deferred compensation, change of control, vacation, incentive or fringe benefit plan, agreement or arrangement, whether written or unwritten, providing benefits for employees or former employees of ProFitness (including such arrangements contained within the provisions of an individual employment or consulting agreement).

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental, Health, and Safety Requirements” shall mean all Federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 2(e).

“Escrow Agreement” has the meaning set forth in Section 2(e).

“Escrow Shares” has the meaning set forth in Section 2(e).

 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses Schedule” has the meaning set forth in Section 5(i).

“Financial Statements” has the meaning set forth in Section 5(h).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Income Tax” means any Tax imposed on net income.

“Indebtedness” means all outstanding bank and other loans, notes, lines of credit, debt instruments, and other indebtedness of ProFitness, and all debt of any third party for which the assets of ProFitness serve as collateral or for which ProFitness is a party or guarantor, including all accrued interest on all of the foregoing, but excluding trade payables, capital leases, and other Current Liabilities and long term liabilities (other than the above).

“Indemnification Amount” has the meaning set forth in Section 9(j)(i).

“Indemnified Party” has the meaning set forth in Section 9(d)(i).

“Indemnifying Party” has the meaning set forth in Section 9(d)(i).

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software and related code

(including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

“I-trax” has the meaning set forth in the preface above.

“I-trax Material Adverse Effect” means an adverse effect on: (i) the business, operations, results of operations, properties (including intangible properties), conditions (financial or otherwise), assets or liabilities (including contingent liabilities) of I-trax, which would have an economic impact of more than $500,000; or (ii) the ability of I-trax to perform its obligations under this Agreement and each other agreement contemplated by this Agreement.

“I-trax Notice of Claim” has the meaning set forth in Section 9(b)(i).

“I-trax Share” means a share of common stock, $.001 par value per share, of I-trax.

“I-trax Share Closing Price” with respect to a date means, (i) if the principal trading market for the I-trax Shares is the New York Stock Exchange, American Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market, or the NASDAQ Capital Market or other national securities exchange, the last reported sale price thereof on such date (or if there were no trades on such date, on the last trading day on which there were trades), or (ii) if I-trax Shares are not principally traded on such an exchange or market, the mean between the last reported “bid” and “asked” prices of I-trax Shares on the such date, as reported by the OTC Bulletin Board.

“I-trax Stockholder” means any Person who or which beneficially owns any I-trax Share.

“Knowledge” means, as to ProFitness, the actual knowledge without independent investigation of Daron Shepard, Tom Sabia, Robin Tolla and Chris Karaikos.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Make Whole Payment” has the meaning set forth in Section (2)(i).

“Member” has the meaning set forth in the preface above.

“Member’s Review Period” has the meaning set forth in Section 2(h)(v).

“Member Notice of Claim” has the has the meaning set forth in Section 9(c)(i).

“Most Recent Balance Sheet” means the balance sheet contained within the Financial Statements at September 30, 2007.

“Most Recent Fiscal Month End” means September 30, 2007.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Neutral Accounting Firm” has the meaning set forth in Section 2(h)(iv).

“Neutral Party” has the meaning set forth in Section 9(j)(ii).

“Notice of Claim” means an I-trax Notice of Claim or a Member Notice of Claim.

“Note Payment Date” means, subject to the terms of the Promissory Note, a form of which is attached hereto as Exhibit A, the date which is ten (10) business days after the date on which the audit of the consolidated financial statements of I-trax for the fiscal year ending December 31, 2008 is completed, but in no event later than the first to occur of (i) the date which is ten (10) business days after the filing of I-trax’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 or (ii) April 5, 2009.

“Note Payment Date Share Closing Price” has the meaning set forth in Section 2(i).

“Objection Notice” has the meaning set forth in Section 9(j)(ii).

“Ordinary Course of Business” means, with respect to a Person, the conduct of business consistent with past custom and practice (including with respect to quantity and frequency) of such Person.

“Organic Gross Profit Target” has the meaning set forth in Section 2(h)(ii).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Plan” has the meaning set forth in Section 3(3) of ERISA.

“Post-Closing Statement” meaning set forth in Section 2(h)(i).

“Prime Rate” means at the time of determination the prime rate reported in the Wall Street Journal immediately prior to the date of calculation.

“ProFitness” has the meaning set forth in the preface above.

“ProFitness 2008 Organic Gross Profit” means the gross profit of ProFitness for the Earn-Out Period (as normally determined in accordance with GAAP consistently applied with ProFitness’s practices prior to the Closing), which the Parties agree will be the gross revenues derived from the existing customers of ProFitness and existing pipeline of ProFitness in place as  of the Closing Date (represented by signed contracts and bids in progress as identified in Schedule 1 attached hereto which shall be updated as of the Closing Date to include any contracts and bids added between signing and closing), less the direct costs associated with the servicing of such existing customers and existing pipeline (which costs shall include all contract related direct payroll expenses and contract related direct site-related expenses) but excluding all selling, general and administrative expenses.

“ProFitness Interest” means any membership interest in ProFitness.

“ProFitness Material Adverse Effect” means an adverse effect on: (i) the business, operations, results of operations, properties (including intangible properties), conditions (financial or otherwise), assets or liabilities (including contingent liabilities) of ProFitness, which would have an economic impact of more than $50,000; or (ii) the ability of ProFitness to perform its obligations under this Agreement and each other agreement contemplated by this Agreement.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Promissory Note” has the meaning set forth in Section 2(b).

“Public Reports” has the meaning set forth in Section 3(d).

“Purchase Price” has the meaning set forth in Section 2(b).

“Related Documents” has the meaning set forth in Section 4(b).

 “SEC” means the Securities and Exchange Commission.

 “Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, and (iii) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

 “Share Consideration” has the meaning set forth in Section 2(b).

 “Subsidiary” means any business entity with respect to which a specified Person (or a Subsidiary thereof) owns more than 50 percent of the fair market value of the equity interests or has the power to vote or direct the voting of sufficient voting interests to elect a majority of the directors or managers.

“Tax” means any Federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Purchase Price” means the sum of the Purchase Price and the Liabilities of ProFitness immediately after the Closing.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9(d)(i).

“Transaction Expenses” means all of the expenses of  ProFitness incurred or accrued in connection with the transactions contemplated by this Agreement and the Related Documents, including, but not limited to, legal, accounting and financial advisory fees.  For purposes of clarification, “Transaction Expenses” do not include: (i) expenses incurred by ProFitness but paid by the Member, provided ProFitness has no obligation to reimburse the Member therefor; and (ii) all expenses, if any, of I-trax incurred in connection with the transactions contemplated by this Agreement and the Related Documents which I-trax charges or allocates to ProFitness. For the further purposes of clarification, “Transaction Expenses” include expenses incurred by Member or Daron Shepard paid for by ProFitness, or for which ProFitness is charged, or for which ProFitness has an obligation to reimburse.

“Working Capital” means the current assets less Current Liabilities of ProFitness, determined in accordance with GAAP on a basis consistent with the preparation of the Financial Statements.

2.  Purchase and Sale of Membership Interests.

(a)  Basic Transaction. On and subject to the terms and conditions of this Agreement, I-trax agrees to purchase from the Member, and the Member agrees to sell to I-trax, all of Member’s ProFitness Interests for the consideration specified below in this Section 2.

(b)  Purchase Price. Subject to adjustment pursuant to Sections 2(g), 2(h), 2(i) and 9(e), the purchase price (the “Purchase Price”) for all of the Member’s ProFitness Interests will be $7,500,000 plus the earn-out amount pursuant to Section 2(i), if any.  The $7,500,000 will be paid to the Member as follows:  (i) $6,000,000 in cash (the “Cash Consideration”); (ii) a promissory note in the principal amount of $750,000 due and payable on the Note Payment Date substantially in the form of the Promissory Note attached hereto as Exhibit A (the “Promissory Note”); and (iii) the number of I-trax Shares determined by dividing $750,000 by the average I-trax Share Closing Price over the five consecutive trading days immediately preceding the Closing Date, rounded to the nearest whole share (“Share Consideration”), which Share Consideration shall be held in escrow pursuant to Section 2(e).

(c)  The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place by mail or in person at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103-7599, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

(d)  Deliveries at the Closing. At the Closing:

(i)  Deliveries by the Member.  The Member will deliver to I-trax the following:

(A)  an Assignment of Membership Interests in the form attached hereto as Exhibit B representing all of its ProFitness Interests;

(B)  the Escrow Agreement, duly executed by the Member; and

(C)  A general release of ProFitness by the Member and all stockholders of the Member;

(D)  the various certificates, instruments, and documents referred to in Section 7(a); and

(ii)  Deliveries by I-trax.  I-trax will deliver to the Member the following:

(A)  the Cash Consideration payable by wire transfer (in accordance with the written instructions of the Member previously given to I-trax prior to the Closing) or delivery of other immediately available funds (without interest);

(B)  the Promissory Note;

(C)  the Escrow Agreement, duly executed by I-trax; and

(D)  the various certificates, instruments, and documents referred to in Section 7(b) below.

(e)  Escrow. At Closing, the Parties will establish an escrow with the Escrow Agent to hold the Share Consideration (the “Escrow Shares”) which shall be delivered on the Closing Date by I-trax to an escrow agent mutually acceptable to all Parties (the “Escrow Agent”).  The Escrow Agent will distribute the Escrow Shares in accordance with the terms of the escrow agreement (the “Escrow Agreement”) substantially in the form of Exhibit C attached hereto to be entered into at the Closing by I-trax, the Member, and the Escrow Agent.

(f)  [INTENTIONALLY OMITTED].

(g)  [INTENTIONALLY OMITTED].

(h)  Earn-Out.

(i)  On or before February 15, 2009, I-trax will prepare or cause to be prepared a statement setting forth the ProFitness 2008 Organic Gross Profit (the “Post-Closing Statement”) and deliver such statement to the Member.

(ii)  If the ProFitness 2008 Organic Gross Profit exceeds $2,450,000 (the “Organic Gross Profit Target”), then I-trax will pay to the Member an amount (the “Additional Purchase Price Payment”) equal to the product of: (i) two (2); multiplied by (ii) the amount by which the ProFitness 2008 Organic Gross Profit exceeds the Organic Gross Profit Target.

(iii)  The Additional Purchase Price Payment, if any, will be paid by I-trax on or before the Note Payment Date in (y) Cash (by wire transfer in accordance with the written instructions of the Member previously given to I-trax pursuant to Section 2(d)(ii)(A) or delivery of other immediately available funds) or (z) at the Member’s election (the “Additional Purchase Price Payment Election”), in I-trax Shares.  The Additional Purchase Price Payment Election must be in writing and delivered by the Member to I-trax no later than close of business on the date of the Additional Purchase Price Payment.  If the Member elects to receive the Additional Purchase Price Payment in I-trax Shares, the number of I-trax Shares will be determined by dividing the Additional Purchase Price Payment by the average Closing Price of I-trax Shares over the five consecutive trading days immediately preceding the Note Payment Date.

(iv)  If the ProFitness 2008 Organic Gross Profit is less than the Organic Gross Profit Target, then the Member will pay to I-trax an amount (the “Deficit Payment”) equal to the product of: (i) 3.164; multiplied by (ii) the amount by which the Organic Gross Profit Target exceeds the ProFitness 2008 Organic Gross Profit, but not to exceed the aggregate of the combined dollar value of the items specified in clauses (i) through (iv), inclusive, of Section 9(f) below.  The Deficit Payment, if any, will be paid by the Member to I-trax on or before the Note Payment Date either (y) by the release of Escrow Shares and/or by the set-off against payments that may be owed by I-trax to the Member with respect to the other items specified in clauses (i) through (iv), inclusive, of Section 9(f) below, on the Note Payment Date or (z) at the Member’s written election (which must be received by I-trax prior to the expiration of Member’s Review Period (as defined below)) in cash (by wire transfer in accordance with written instructions given by I-trax to the Member in advance of the Note Payment Date delivery of other immediately available funds).  If the Member does not elect to make the Deficit Payment in cash, I-trax’s sole recourse for recovery of the Deficit Payment will be the release of Escrow Shares and/or the offset of such Deficit Payment against payments owed by I-trax to the Member under the Promissory Note and Make-Whole Payment, in whatever order selected by I-trax.

(v)  If the Member in good faith disagrees with the Post-Closing Statement, the Member may deliver to I-trax, within twenty (20) business days after receipt of the Post-Closing Statement (the “Member’s Review Period”), a written statement (the “Earn-out Objection Notice”) setting forth in reasonable detail its objections.  The Member will be deemed to have agreed with all amounts contained in the Post-Closing Statement to which no specific objection has been made.  If the Member does not deliver an Earn-out Objection Notice prior to the expiration of Member’s Review Period, the Member will be deemed to agree in all respects with I-trax’s calculation of the ProFitness 2008 Organic Gross Profit and the ProFitness 2008 Organic Gross Profit set forth in the Post-Closing Statement will be final and binding upon the Member and I-trax.  I-trax will, upon written request, make available to the Member and its agents all such documents and information in I-trax’s possession or control necessary to facilitate the Member’s review of the Post-Closing Statement in a timely manner.

(vi)  If an Earn-out Objection Notice is properly and timely delivered, the Member and I-trax will negotiate in good faith with each other to attempt to resolve the disputed amounts set forth in the Earn-out Objection Notice.  If the Parties are unable to resolve the disputed amounts set forth in the Earn-out Objection Notice within ten (10) business days after the Member’s delivery of the Earn-out Objection Notice to I-trax, the Parties shall cause an accounting firm mutually acceptable to them (the “Neutral Accounting Firm”) promptly to review this Agreement and the disputed amounts in the Post-Closing Statement for the purpose of calculating the ProFitness 2008 Organic Gross Profit.  If I-trax and the Member are unable to agree on the choice of a Neutral Accounting Firm, they will select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms).  In making any such calculations, the Neutral Accounting Firm will consider only those amounts in the Post-Closing Statement as to which the Member has, in the Earn-out Objection Notice, disagreed.

(vii)  The Neutral Accounting Firm will deliver to the Member and I-trax, as promptly as practicable, a written report setting forth its calculation of the disputed amounts and percentages.  Upon such delivery, such report and the calculations set forth therein shall be final and binding upon the Member and I-trax.  In the event Itrax and the Member submit any unresolved objections to the Post-Closing Statement to the Neutral Accounting Firm for resolution as provided herein, I-trax and the Member will share responsibility for the fees and expenses of the Neutral Accounting Firm as follows:

(A)  If the Neutral Accounting Firm resolves all of the disputes in favor of I-trax, the Member will be responsible for all of the fees and expenses of the Neutral Accounting Firm;

(B)  If the Neutral Accounting Firm resolves all of the disputes in favor of the Member, I-trax will be responsible for all of the fees and expenses of the Neutral Accounting Firm; and

(C)  If the Neutral Accounting Firm resolves some of the disputes in favor of Itrax and the rest of the disputes in favor of the Member, I-trax will be responsible for a proportionate amount of the fees and expenses of the Neutral Accounting Firm based on the dollar amount of the disputes resolved against I-trax compared to the total dollar amount of all disputes submitted to the Neutral Accounting Firm and the Member shall be responsible for a proportionate amount of the fees and expenses of the Neutral Accounting Firm based on the dollar amount of the disputes resolved against the Member compared to the total dollar amount of all disputes submitted to the Neutral Accounting Firm.

(viii)  If an Earn-Out Objection Notice is properly and timely delivered by the Member with respect to any Post-Closing Statement, pending resolution of the disputed amounts, I-trax will not be required to make any Additional Purchase Price Payment and the Member will not be required to make any Deficit Payment, provided, however, that, if, based upon the written report of the Neutral Accounting Firm, I-trax is required to make an Additional Purchase Price Payment or the Member is required to make a Deficit Payment, such payment shall be made, in accordance with this Section

2(h), within three (3) business days after the Neutral Accounting Firm’s delivery of its written report pursuant to Section 2(h)(vii).

(ix)  If any Party hereto is obligated to make a cash payment under this Section 2(h) and fails to make such payment within the time established by Section 2(h)(viii), then such Party shall pay interest at the Prime Rate on the amount of such payment for the period from the date such payment was due through (but excluding) the actual day of such payment.

(x)  Member acknowledges and agrees that, after the Closing, I-trax will have the authority to manage and operate the businesses of ProFitness in accordance with commercially reasonable standards and the general practices and policies of I-trax based on the historical practices of ProFitness and in the best interests of I-trax and its stockholders, including, without limitation, the authority to (i) establish pricing and discounts with customers, (ii) manage the work and sales force of ProFitness, including the hiring and termination of employees, and the establishment of new or modification of existing compensation and benefit arrangements, (iii) elect new officers of ProFitness, (iv) modify the corporate structure of ProFitness, and (v) accept, reject, modify, or otherwise determine the appropriate terms and conditions of agreements with third parties.  Notwithstanding the foregoing, from the Closing until December 31, 2008, I-trax shall, and shall cause its Affiliates to:

(A)  use commercially reasonable efforts to keep available to ProFitness a level of service capacity that, in the aggregate, is reasonably comparable to the ProFitness’s current employee service capacity;

(B)  use commercially reasonable efforts to maintain ProFitness’s properties in good repair, working order and condition, subject to normal wear and tear (provided that nothing herein shall preclude the sale, transfer or other disposition of any such property);

(C)  use commercially reasonable efforts to maintain good commercial relationships with all ProFitness customer accounts which will be relevant to the determination of ProFitness 2008 Organic Gross Profit and to fulfill its commercial obligations with respect to each customer contract in a commercially reasonable manner consistent with good commercial practices;

(D)  not take any action or omit to take any action, and not make any change in methodology or approach which deviates from the methodology or approach used by ProFitness in calculating gross profit with respect to customer accounts prior to the Closing, which is intended, designed to, or would have the effect of impairing or diminishing the value of, or Member’s expectations with respect to, the final determination of ProFitness 2008 Organic Gross Profit (such as by way of illustration, and not for purposes of exclusion, the front-loading of costs or discounts in multi-year contracts to the Earn-Out Period); and

(E)  report quarterly to Member on ProFitness 2008 Organic Gross Profit and within thirty (30) days after the end of each calendar quarter, provide Member a report setting forth a reasonably detailed estimate of organic gross profit (calculated in a manner consistent with the definition of ProFitness 2008 Organic Gross Profit) for such quarter.

(xi)  Any payment required to be made pursuant to Section 2(h) shall be treated as an adjustment to the Purchase Price.

(xii)  Member also acknowledges and agrees that, after the Closing, I-trax will have the authority to transfer, merge or consolidate the assets, business or ProFitness Interests, into I-trax or an Affiliate thereof; and in that event, I-trax agrees to continue to determine the ProFitness 2008 Organic Gross Profit as set forth in Sections 2(h)(x)(A)-(D) above, based on the separate results of operations of the ProFitness business unit which, prior to such transfer, merger or consolidation, constituted the business of ProFitness.  For purposes of clarification, however, I-trax acknowledges and agrees that customer accounts serviced by I-trax or an Affiliate thereof other than ProFitness, but which were in the pipleline set forth on Schedule 1 hereto, as same shall be amended as of the Closing, shall be included for purposes of determining the ProFitness 2008 Organic Gross Profit.

(i)  Make-Whole Payment. If the average I-trax Share Closing Price over the five consecutive trading days immediately preceding the Note Payment Date (the “Note Payment Date Share Closing Price”) is less than the average I-trax Share Closing Price over the five consecutive trading days immediately preceding the Closing Date (the “Transaction Share Closing Price”), then I-trax will pay to the Member or its designees in writing an amount (the “Make Whole Payment”) equal to the product of (i) the number of I-trax Shares ultimately delivered to the Member by the Escrow Agent, if any; and (ii) the amount by which the Note Payment Date Share Closing Price is less than the Transaction Share Closing Price.  The Make Whole Payment, if any, will be paid by I-trax on the Note Payment Date in cash (by wire transfer in accordance with the written instructions of the Member previously given to I-trax pursuant to Section 2(d)(ii)(A) or delivery of other immediately available funds).  Any payment required to be made pursuant to this Section 2(i) shall be treated as an adjustment to the Purchase Price.

3.  Representations and Warranties of I-trax.  I-trax represents and warrants to the Member that the statements contained in this Section 3 are correct and complete as of the date of this Agreement.

(a)  Organization.  I-trax is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  I-trax is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  I-trax has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b)  Authorization of Transaction.  I-trax has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and all other agreements, documents, certificates and instruments required to be executed and delivered pursuant hereto (collectively, the “Related Documents”) and to perform its obligations hereunder and thereunder.  This Agreement and each Related Document constitutes the valid and legally binding obligation of I-trax, enforceable in accordance with its terms.  Other than filings required by the Delaware General Corporation Law and filings pursuant to the Blue Sky Laws and the rules of the American Stock Exchange, none of which, if not made, will cause an I-trax Material Adverse Effect, I-trax need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement and the Related Documents.

(c)  Capitalization.  The entire authorized capital stock of I-trax consists of 102,000,000 shares, of which 100,000,000 shares are designated as common stock, par value $0.001 per share, of which, as of November 20, 2007, 41,315,366 shares are issued and outstanding, and of which 2,000,000 shares are designated as preferred stock, par value $0.001 per share, of which, as of November 20, 2007, 219,126 shares are issued and outstanding.  All of the outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights.  All I-trax Shares issuable pursuant to Section 2 will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(d)  Filings with the SEC.  I-trax has made all filings with the SEC that it has been required to make since January 1, 2005 under the Securities Act and the Exchange Act (collectively the “Public Reports”).  Each of the Public Reports has complied with the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Public Reports in all material respects.  None of the Public Reports, as of its applicable date, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  A correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date) is available at http://www.sec.gov, a website maintained by the SEC where Member may view such Public Reports.

(e)  Financial Statements.  The consolidated financial statements of I-trax and its Subsidiaries included in the Public Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC and subject to normal year-end adjustments which will not be material in the aggregate), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, present fairly the results of operations of I-trax and its Subsidiaries for such periods (subject to normal year-end adjustments, which will not be material in the aggregate) and the financial condition of I-trax and its Subsidiaries at the end of such periods, and are consistent with the books and records of I-trax and its Subsidiaries.

(f)  Events Subsequent to September 30, 2007.  Except as disclosed in the Public Reports, since September 30, 2007 there has not been any: (i) change, event, condition (financial or otherwise) or state of circumstances or facts in the business, financial condition or results of operations of I-trax and its Subsidiaries taken as a whole, which has had or could reasonably be expected to have an I-trax Material Adverse Effect; (ii) amendment to the Certificate of Incorporation of I-trax; or (iii) other transactions material to I-trax and its Subsidiaries taken as a whole.  Since September 30, 2007, I-trax has conducted its, and has caused its Subsidiaries to conduct their, business and affairs only in the Ordinary Course of Business.

(g)  Noncontravention.  Neither the execution and the delivery of this Agreement or the Related Documents, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of I-trax or any of its Subsidiaries is subject or any provision of their respective certificates of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which any of I-trax or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest on any of its assets), excluding from the foregoing clauses (i) and (ii) violations or conflicts that, individually or in the aggregate, would not have an I-trax Material Adverse Effect.  Other than in connection with the provisions of the Delaware General Corporation Law, the Securities Act, the rules of the American Stock Exchange, and the state securities laws, none of I-trax or any of its Subsidiaries need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(h)  Brokers’ Fees.  None of I-trax and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement which is or which could become the obligation of Member.

(i)  Investment.  I-trax is not acquiring the ProFitness Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(j)  Disclosure.  The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4.  Representations and Warranties of the Member.  The Member represents and warrants to I-trax, with respect to itself only, that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.  All of the representations and warranties in this Section 4 (and those contained in Section 5) are subject to the exceptions set forth in the ProFitness Disclosure Schedule attached hereto and made a part hereof (the “ProFitness Disclosure Schedule”).

(a)  Organization of the Member.  The Member is a corporation, duly organized, validly existing, and in good standing under the laws of Connecticut.

(b)  Authorization of Transaction.  The Member has full power and authority to execute and deliver this Agreement and the Related Documents and to perform its obligations hereunder and thereunder.  This Agreement and each Related Document to which the Member is a Party constitutes the valid and legally binding obligation of the Member, enforceable in accordance with its terms.  The Member need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement and the Related Documents.

(c)  Noncontravention.  Neither the execution and the delivery of this Agreement or the Related Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Member with any of the provisions hereof or thereof will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Member is subject or any provision of the Related Documents, its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Member is a party or by which it is bound or to which any of its assets is subject, except for such violations, breaches, defaults, or rights of termination, cancellation, acceleration, creation, imposition, suspension, revocation or modification as to which requisite waivers or consents have been or will be obtained prior to Closing and copies of which have been or will prior to Closing be delivered to I-trax.

(d)  Brokers’ Fees.  The Member has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which I-trax or ProFitness could become liable or obligated.

(e)  Investment.  The Member (i) understands that the I-trax Shares constituting the Share Consideration have not been, and will not be, registered under the Securities Act or under any Blue Sky Laws, and are being offered and sold in reliance on Federal and state exemptions for transactions not involving any public offering; (ii) represents that any I-trax Shares acquired pursuant to this Agreement are being acquired solely for its own account for investment purposes, and not with a view to the distribution thereof; (iii) is a sophisticated investor with knowledge and experience in business and financial matters; (iv) has received certain information concerning I-trax and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in owning and holding I-trax Shares; (v) is able to bear the economic risk and lack of liquidity inherent in holding any I-trax Shares acquired pursuant to this Agreement; (vi) is an “Accredited Investor” within the definition set forth in Rule 501(a) under the Securities Act; (vii) was not formed for the purpose of the transactions contemplated by this Agreement; (viii) has been advised by I-trax to review, and has been given the opportunity to read the Public Reports; and (ix) understands that any I-trax shares issued to the Member pursuant to this Agreement will be imprinted with a legend in substantially the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended.  Said shares cannot be sold, transferred, disposed of, pledged or hypothecated in any manner whatsoever in the absence of an effective registration statement for the shares under said Act, or in the opinion reasonably satisfactory to the Company in form and of counsel, an exemption from the registration requirements is in fact applicable to said shares.”

(f)  ProFitness Interests.  The Member holds of record and owns beneficially 100% of the ProFitness Interests.  The Member holds, or will hold at Closing, such ProFitness Interests, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.  The ProFitness Interests are not represented by certificates.  The ProFitness Interests owned by the Member constitute all of the issued and outstanding ProFitness Interests.  The Member is not a party to any option, warrant, purchase right or other contract or commitment that could require the Member to sell, transfer or otherwise dispose of any ProFitness Interest (other than this Agreement).  The Member is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any ProFitness Interest.

(g)  Liabilities/Assets.  Except as set forth on Section 4(g) of the ProFitness Disclosure Schedule, there are no Security Interests that have been granted or have been asserted or attached to any tangible or intangible property or assets, including, without limitation, Intellectual Property, necessary or desirable for the operation of the business of ProFitness.  Except as set forth on Section 4(g) of the ProFitness Disclosure Schedule or the Financial Statements: (i)  there have been no payments of cash or consideration made by the Member on behalf of ProFitness; (ii) there are no related party transactions between the Member and ProFitness (excluding for this purpose, ordinary dividend or other distributions from ProFitness to the Member); and (iii) ProFitness is not a party to or bound by any contract with Member or any of Member’s Affiliates.

(h)  Stockholders of the Member.  Schedule 4(h) sets forth a complete list of all stockholders of the Member.

5.  Representations and Warranties Concerning ProFitness.  The Member and ProFitness, jointly and severally, represent and warrant to I-trax that the statements contained in this Section 5 are correct and complete as of the date of this Agreement.  All of the representations and warranties in this Section 5 (and those contained in Section 4) are subject to the exceptions set forth in the Pro Fitness Disclosure Schedule.

(a)  Organization, Qualification, and Corporate Power.  ProFitness is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of New York.  ProFitness is duly authorized to conduct business and is, or by the Closing will be, in good standing under the laws of each jurisdiction where such qualification is required.  ProFitness has full limited liability company power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it currently proposes to engage and to own and use the properties owned and used by it.  Section 5(a) of the Disclosure Schedule lists the managers and officers of ProFitness.  The Member has delivered to I-trax correct and complete copies, as applicable, of the organizational documents of ProFitness (as amended to date).  ProFitness does not have any membership interest books or records of meetings of members or managers, board of managers, or any committees of the board of managers.  ProFitness is not in default under or in violation of any provision of its organizational documents.

(b)  Authorization of Transaction.  ProFitness has full power and authority to execute and deliver this Agreement and the Related Documents and to perform its obligations hereunder and thereunder.  This Agreement and each Related Document to which ProFitness is a party constitutes the valid and legally binding obligation of ProFitness, enforceable in accordance with its terms.  ProFitness need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency to consummate the transactions contemplated by this Agreement or the Related Documents.

(c)  Capitalization.  All of the issued and outstanding ProFitness Interests have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Member.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require ProFitness to issue, sell, or otherwise cause to become outstanding any ProFitness Interests.  Except as set forth on Section 5(c) of the ProFitness Disclosure Schedule, there are no outstanding or authorized equity appreciation, phantom stock, profit participation, or similar rights with respect to ProFitness.  There are no outstanding equity securities of ProFitness other than the ProFitness Interests.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the ProFitness Interests.  None of the outstanding equity securities or other securities of the ProFitness were issued in violation of the Securities Act or any other applicable Federal, state or local laws, regulations, judgments, decrees, court orders or administrative orders.

(d)  Noncontravention.  Neither the execution and the delivery of this Agreement or the Related Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which ProFitness is subject or any provision of, as applicable, the organizational documents of ProFitness or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which any of ProFitness is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), excluding from the foregoing clauses (i) and (ii) violations or conflicts that, individually or in the aggregate, would not have a ProFitness Material Adverse Effect.  ProFitness does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Related Documents.

(e)  Brokers’ Fees.  ProFitness does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(f)  Title to Assets.  Except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, ProFitness has good title to, or a valid leasehold interest in, the properties and assets used by it, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except where failure to have such title or valid leasehold interest, individually or in the aggregate, would not have a ProFitness Material Adverse Effect.

(g)  Subsidiaries.  ProFitness does not have any Subsidiaries.

(h)  Financial Statements.

(i)  Attached to Section 5(h) of the ProFitness Disclosure Schedule are the unaudited financial statements (collectively the “Financial Statements”) of ProFitness for the fiscal year ended December 31, 2006 and the nine months ended September 30, 2007.  The Financial Statements have been prepared in conformity with GAAP applied on a consistent basis, and present fairly the financial position and results of operations of ProFitness at the dates and for the periods covered by such Financial Statements.  All liabilities and obligations of ProFitness outstanding as of the dates of the Financial Statements required to be reflected as liabilities in accordance with GAAP have been included in the Financial Statements.  Since September 30, 2007, ProFitness has conducted its operations in the Ordinary Course of Business.

(ii)  ProFitness maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed with management’s authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s authorization, and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iii)   ProFitness has not engaged in any transaction, maintained any bank account, or used any corporate funds except for the transactions, bank accounts or funds which have been and are reflected in its books and records.

(i)  Subsequent Events.  There have been no material changes in the financial condition, assets, liabilities or results of operations of ProFitness since September 30, 2007, except changes in the Ordinary Course of Business or in contemplation of the transactions contemplated by this Agreement, none of which, either singly or in the aggregate, have caused or are reasonably likely to cause a ProFitness Material Adverse Effect.  Section 5(i) of the ProFitness Disclosure Schedule sets forth a preliminary estimate as of September 30, 2007, of certain expenses ProFitness expects to incur and the Parties have agreed should be accrued prior to the Closing Date (“Expenses Schedule”).

(j)  Undisclosed Liabilities.  ProFitness has no Liability (and, to its Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against ProFitness that could reasonably be expected to give rise to such Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet, (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and which do not individually or in the aggregate constitute a ProFitness Material Adverse Effect, (iii) Liabilities under contracts entered into in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) which are not required under GAAP to be reflected or reserved against in the Financial Statements, (iv) Liabilities which, individually or in the aggregate, do not constitute a ProFitness Material Adverse Effect, and (v) Liabilities described on Section 5(j) of the ProFitness Disclosure Schedule.

(k)  Legal Compliance.  Except as set forth on Section 5(k) of the ProFitness Disclosure Schedule, ProFitness has complied, in all respects, with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Federal, state, local, and foreign governments (and all agencies thereof) except where failure to comply with such laws would not, individually or in the aggregate, have a ProFitness Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(l)  Tax Matters.

(i)  ProFitness has been treated as an entity disregarded from its owner for the purpose of any Income Tax applicable to business entities since the date of its formation and has never made an election to be taxed as a corporation for such purpose.  ProFitness has filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all material respects.  All Taxes due and payable by ProFitness have been paid.  ProFitness currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an Authority in a jurisdiction where ProFitness does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Security Interests on any of the assets of ProFitness that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)  ProFitness has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner, or other third party.

(iii)  No Member, manager, director or officer (or employee responsible for Tax matters) of ProFitness has been informed formally or informally or has any reason to believe any Authority may assess additional Taxes for any period for which Tax Returns have been filed or is aware of any state of facts which could reasonably be expected to give rise to any claim, audit, action, suit, proceeding, or investigation which respect to any Tax for which ProFitness could be liable.  No Tax Returns of ProFitness have been audited, or currently are the subject of audit.  ProFitness has delivered or made available to I-trax correct and complete copies of all of its Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by ProFitness since its date of formation.

(iv)  ProFitness has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)  ProFitness has not made any payments, is not obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.  ProFitness has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  ProFitness is not a party to any Tax allocation or sharing agreement.  ProFitness (A) has not been a member of an Affiliated Group filing a consolidated Federal Income Tax Return (other than a group the common parent of which was ProFitness) nor (B) has any Liability for the Taxes of any Person (other than ProFitness) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi)  The unpaid Taxes of ProFitness (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability of ProFitness (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ProFitness in filing their Tax Returns.

(m)  Real Property.

(i)  ProFitness owns no real property.

(ii)  Section 5(m)(ii) of the ProFitness Disclosure Schedule lists and describes briefly all real property leased or subleased to ProFitness.  To the Knowledge of ProFitness, with respect to each lease and sublease listed in Section 5(m)(ii) of the ProFitness Disclosure Schedule: (A) such lease or sublease is legal, valid, binding, enforceable, and in full force and effect; (B) no party to such lease or sublease is in breach or default in any material respect, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default in any material respect or permit termination, modification, or acceleration thereunder; and (C) there are no disputes, oral agreements, or forbearance programs in effect as to such lease or sublease.

(n)  Intellectual Property.  Section 5(n) of the ProFitness Disclosure Schedule lists all registrations and applications for patents, trademarks and copyrights by ProFitness and all Universal Resource Locators utilized in the conduct of the business of ProFitness as now conducted.  ProFitness has all right, title and interest in, or a valid and binding license to use, the Intellectual Property used in the business of ProFitness as now conducted.  ProFitness is not in default (nor would it be in such default but for the giving of notice or lapse of time or both) under any license, material to its business, to use such Intellectual Property and, to the Knowledge of ProFitness, there is no threatened dispute or disagreement with respect to any such license except for such defaults, disputes and disagreements which, individually or in the aggregate, would not have a ProFitness Material Adverse Effect.  To the Knowledge of ProFitness, such Intellectual Property is not being infringed or misappropriated by any third party and no such claims have been brought against any third party.  To the Knowledge of ProFitness, ProFitness is not infringing any Intellectual Property of any third party and no litigation is pending and no notice or other claim in writing has been received by ProFitness alleging any such infringement, except for such infringements which, individually or in the aggregate, would not have a ProFitness Material Adverse Effect.  To the Knowledge of ProFitness, there are no claims against ProFitness asserting the invalidity, misuse or unenforceability of any Intellectual Property, except for such claims which individually or in the aggregate, would not have a ProFitness Material Adverse Effect.  To the Knowledge of ProFitness, none of the present or former executive officers or employees of ProFitness has any claims whatsoever (whether direct, indirect or contingent) of right, title or interest in or to any of the Intellectual Property of ProFitness.  To the Knowledge of ProFitness, none of the present executive officers or employees of ProFitness is precluded by an agreement from engaging in the business of ProFitness as now conducted.  Member and ProFitness make no claim to the exclusive right to use “ProFitness” or “Pro Fitness.”

(o)  Tangible Assets.  ProFitness owns or leases all buildings, machinery, equipment, and other tangible assets utilized by it for the conduct of its business as currently conducted except where failure to own or lease such assets, individually or in the aggregate, would  have a ProFitness Material Adverse Effect.

(p)  Contracts.  Except as executed in connection with the transactions contemplated herein, Section 5(p) of the ProFitness Disclosure Schedule lists the following contracts and other  agreements to which ProFitness is a party:

(i)  any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii)  all customer contracts;

(iii)  any agreement concerning a partnership or joint venture;

(iv)  any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v)  any agreement concerning confidentiality or noncompetition;

(vi)  any agreement with the Member or any of its Affiliates;

(vii)  any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii)  any collective bargaining agreement;

(ix)  any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

(x)  any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi)  any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

The Member has delivered or made available to I-trax a correct and complete copy of each written agreement listed in Section 5(p) of the ProFitness Disclosure Schedule.  With respect to each such agreement:  (A) such agreement is legal, valid, binding, enforceable, and in full force and effect; (B) such agreement will continue to be legal, valid, binding, enforceable, and in full force and effect in accordance with its terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default in any material respect, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default in any material respect, or permit termination, modification, or acceleration, under such agreement; and (D) no party has repudiated any provision of such agreement.

(q)  Notes and Accounts Receivable.  All notes and accounts receivable of ProFitness are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and to the Knowledge of ProFitness, collectible in full in the Ordinary Course of Business.

(r)  Insurance.

(i)  Section 5(r) of the Disclosure Schedule identifies each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which ProFitness is a party, a named insured, or otherwise the beneficiary of coverage. Section 5(r) includes a list of any claims which have been made and remain outstanding under each such policy, and a list of any events or circumstances which, to the Knowledge of ProFitness, would likely form the Basis for any claims made in the future.

(ii)  With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect in accordance with its respective terms following the consummation of the transactions contemplated hereby; (C) neither ProFitness nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices) in any material respect, and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.  ProFitness has been covered during the period of its existence by insurance in scope and amount customary and reasonable for the businesses in which it has engaged.  ProFitness does not maintain any self-insurance arrangements

(s)  Litigation.  Section 5(s) of the ProFitness Disclosure Schedule sets forth each instance in which ProFitness or any of its directors, managers or officers in their capacity as such (i) (A) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (B) is a party or, to the Knowledge of ProFitness, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator; and (ii) identifies if such instance, including associated litigation costs, is covered by insurance.   None of the actions, suits, proceedings, hearings and investigations set forth in Section 5(s) of the Disclosure Schedule could reasonably be expected to result in a ProFitness Material Adverse Effect.

(t)  Employees.  ProFitness has provided I-trax with a list of full-time employees of ProFitness, including salary information.  ProFitness is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes, as the foregoing terms are defined in the National Labor Relations Act or rules promulgated thereunder.  To its Knowledge, ProFitness has not committed any unfair labor practice.  ProFitness has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of ProFitness.

(u)  Employee Benefits.  For employee benefit purposes, ProFitness is part of a “Controlled Group” consisting of Member, ProFitness and Minute Men Cleaners, Inc., a subsidiary of Member.  Except as disclosed in Section 5(u) of the ProFitness Disclosure Schedule, ProFitness does not maintain any Plan or any other severance, bonus, stock option, stock appreciation, stock purchase, restricted stock, retirement, insurance, profit sharing, deferred compensation, change of control, incentive or fringe benefit plan, agreement or arrangement, whether written or unwritten, providing benefits for employees or former employees of ProFitness (including such arrangements contained within the provisions of an individual employment or consulting agreement).  ProFitness does not maintain nor has it ever maintained an Employee Pension Benefit Plan which is a “defined benefit” or other plan subject to the funding requirements of Section 302 of ERISA or Code Section 412, or which is subject to Title IV of ERISA.  ProFitness is not now and has never been obligated to contribute to a Multiemployer Plan.  None of the plans, agreements or arrangements listed in Section 4(u) of the ProFitness Disclosure Schedule is an Employee Welfare Benefit Plan which provides for benefits or coverage for any former or retired employees or their dependents, except to the extent required by Code Section 4980B or Section 601 et. seq. of ERISA.  Each plan, agreement or arrangement listed on Section 4(u) of the ProFitness Disclosure Schedule has at all times been maintained and administered in all material respects in accordance with its terms and the applicable requirements of the Code and ERISA, including the reporting, disclosure and fiduciary responsibility requirements thereof, and other applicable laws, regulations and rules.  ProFitness has delivered or after the Closing will deliver to I-trax true and complete copies of all plan documents and summary plan descriptions of the plans, agreements or arrangements listed on Section 4(u) of the ProFitness Disclosure Schedule.  ProFitness has also delivered to I-trax true and complete copies of the IRS Form 5500 filed in the most recent year with respect to any such plan, agreement or arrangement, including all schedules thereto.  Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a current, favorable determination letter from the Internal Revenue Service and to the Knowledge of ProFitness there are no facts or circumstances that could adversely affect the qualified status of any such plan, agreement or arrangement.

(v)  Guaranties.  ProFitness is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(w)  Environmental, Health, and Safety Matters.  To its Knowledge, ProFitness has complied in all material respects and is in compliance, in all material respects, with all Environmental, Health, and Safety Requirements.  Without limiting the generality of the foregoing, ProFitness has obtained and complied with, in all material respects, and is in compliance, in all material respects, with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business, except where such failure to comply, individually or in the aggregate, would  have a ProFitness Material Adverse Effect.  ProFitness has not received any written notice or report regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of its facilities arising under Environmental, Health, and Safety Requirements.

(x)  Certain Business Relationships with ProFitness.  Neither the Member nor its Affiliates has been involved in any business arrangement or relationship with ProFitness within the twelve month period prior to the date hereof (other than through the receipt of normal course dividends or other distributions in its capacity as the Member of ProFitness), and neither the Member nor its Affiliates owns any asset, tangible or intangible, which is used by or on behalf of ProFitness, or in the business of ProFitness.

(y)  Disclosure.  To the Knowledge of ProFitness, none of the representations and warranties contained in this Section 5, any other portion of this Agreement, the Exhibits, Annexes and Schedules to this Agreement or, to the Knowledge of ProFitness, any report, certificate or instrument furnished to I-trax or its representatives in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

6.  Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and earlier of (x) the Closing and (y) the termination of this Agreement in accordance with Section 11 below:

(a)  General.  Each of the Parties will use his, her or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

(b)  Notices and Consents.  The Member will cause ProFitness to give any notices to third parties, and will cause ProFitness to use its reasonable best efforts to obtain any third party consents that are or may be required in order to comply with the representations and warranties provided to I-trax under this Agreement or to otherwise assure that all conditions to Closing identified in Section 7 of this Agreement are satisfied or are otherwise required to achieve Closing.

(c)  Operation of Business.  ProFitness will not cause or engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business consistent with past practices.  Without limiting the generality of the foregoing, unless each of the following items is disclosed in writing by ProFitness to I-trax and approved in writing by I-trax (which approval I-trax will not unreasonably withhold), and except in connection with the consummation of the transactions contemplated hereby or the terms of this Agreement:

(i)  ProFitness will not authorize or effect any change in its organizational documents;

(ii)  ProFitness will not issue any ProFitness Interests or other equity interests, grant any options, warrants, or other rights to purchase or obtain any of its equity securities or issue, sell, or otherwise dispose of any of its equity securities;

(iii)  ProFitness will not sell, transfer, or otherwise dispose of any of its assets, other than in the ordinary course of business consistent with past practices;

(iv)  ProFitness will not accelerate the collection of its accounts receivable or delay the payment of  any account payable or other liabilities outside of the Ordinary Course of Business;

(v)  ProFitness will maintain its level of Working Capital in a manner consistent with past practices and in the Ordinary Course of Business;

(vi)  ProFitness will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money, except that prior to Closing, ProFitness may enter into a lease of equipment, lessor to be determined, providing for a total purchase price (exclusive of interest) of approximately $136,000, in connection with its performance of a contract with ING;

(vii)  ProFitness will not permit any insurance policy covering its assets or business to be cancelled or terminated; and

(viii)  ProFitness will not enter into or amend any employment, consulting or severance or similar arrangements with any Person in a manner which will remain in effect following the Closing, other than in the Ordinary Course of Business consistent with past practices.

(d)  Preservation of Business.  ProFitness will use commercially reasonable efforts to keep the business and properties of ProFitness substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

(e)  Full Access.  ProFitness will permit representatives of I-trax requesting information to have full access at all reasonable times, upon reasonable notice and in a manner so as not to interfere with the normal business operations of ProFitness, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to ProFitness.

(f)  Notice of Developments.  The Member shall give prompt written notice to I-trax of any breach of any of the representations or warranties in Sections 4 or 5.  Disclosures by Member to I-trax pursuant to this Section 6(f) shall be deemed to amend and/or supplement the representations and warranties of Member and/or ProFitness set forth herein, including the ProFitness Disclosure Schedule, if Member discloses such breach to I-trax under Section 7(a) and I-trax closes notwithstanding that it might have otherwise terminated this Agreement under Section 11(a)(ii).  I-trax will give prompt written notice to the other Parties of any breach of the representations or warranties set forth in Section 3.  Disclosures by I-trax to Member pursuant to this Section 6(f) shall be deemed to amend and/or supplement the representations and warranties of I-trax set forth herein if I-trax discloses such breach to Member and ProFitness under Section 7(b) and Member closes notwithstanding that it might have otherwise terminated this Agreement under Section 11(a)(iii).

(g)  Exclusivity.  Neither ProFitness nor the Member will: (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any ProFitness Interest or other interests or voting securities, or any substantial portion of the assets, of any of ProFitness (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  The Member will not vote its ProFitness Interests in favor of any such acquisition structured as a merger, consolidation, or share exchange.  ProFitness will notify I-trax immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(h)  Delivery of Audited Financial Statements.  ProFitness shall promptly cause the Financial Statements to be audited and no later than five (5) business days prior to the Closing, the audited Financial Statements of ProFitness shall have been completed and delivered to I-trax together with an audit report of the auditing firm.  Upon its receipt of the audited Financial Statements, I-trax may reject the audited Financial Statements if (i) they contain any material qualifications or identify any material exceptions to GAAP; (ii) they are not in form or substance sufficient to: (A) satisfy I-trax’s obligations under Form 8-K following the Closing; or (B) comply with Regulation S-X promulgated under the Exchange Act; or (iii) do not conform in all material respects to the unaudited Financial Statements attached to Section 5(h) of the ProFitness Disclosure Schedule, provided, however, that if such rejection is based on a deficiency in form rather than substance, ProFitness shall be given an additional five (5) business day period in which to cure such deficiency.  If I-trax does not reject the audited Financial

Statements within the aforesaid five (5) business day period (as same may be extended pursuant to the aforesaid cure provision), then such audited Financial Statements shall be deemed accepted by I-trax and, effective as of the Closing, all references in this Agreement to Financial Statements, shall be deemed to refer to the audited Financial Statements delivered by ProFitness to I-trax under this Section 5(h).

(i)  Prohibition on Trading in I-trax Securities.  The Member acknowledges that the United States securities laws prohibit any person who has received material non-public information concerning the matters which are the subject matter of this Agreement from purchasing or selling the securities of I-trax, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of I-trax.  Accordingly, the Member agrees that it will not purchase or sell any securities of I-trax, or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of I-trax, until no earlier than seventy-two (72) hours following the (i) filing of a Current Report on Form 8-K with the SEC announcing the Closing pursuant to this Agreement or (ii) termination of this Agreement.

7.  Conditions to Obligation to Close.

(a)  Conditions to Obligation of I-trax.  The obligation of I-trax to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)  The representations and warranties set forth in Section 4 and Section 5 above shall be true and correct in all material respects (provided, however, that the foregoing materiality qualifier will be ignored with respect to any representation or warranty already qualified by materiality or ProFitness Material Adverse Effect) at and as of the Closing Date and the aggregate negative financial impact of all matters or events added to the ProFitness Disclosure Schedules in accordance with Section 6(f) since the date of execution of this Agreement does not exceed $250,000;

(ii)  the Member and/or ProFitness shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii)  ProFitness shall have procured any and all third party consents specified in the ProFitness Disclosure Schedule;

(iv)  no action, suit, or proceeding shall be pending or, to the Knowledge of ProFitness, threatened before any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator, or any self-regulatory organization (including AMEX), wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of I-trax to own ProFitness Interests and to control ProFitness, or (D) be deemed a ProFitness Material Adverse Event;

(v)  the Member shall have delivered to I-trax a certificate from a duly authorized officer of ProFitness and the Member to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) has been satisfied in all material respects and, if not, specify the conditions that have not been satisfied;

(vi)  At least seventy-five percent (75%) of the members of the senior management team of ProFitness identified on Schedule 7(a) of the ProFitness Disclosure Schedule shall remain employed by ProFitness on the Closing Date;

(vii)  I-trax shall have received from counsel to the Member an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to I-trax, and dated as of the Closing Date;

(viii)  I-trax shall have received the written resignation, effective as of the Closing, of Daron Shepard as the Manager and Chief Executive Officer of ProFitness;

(ix)  the Member shall have delivered to I-trax an affidavit of such Member, in form satisfactory to I-trax, stating, under penalties of perjury, the Member’s United States taxpayer identification number and that the Member is not a foreign person for purposes of Section 1445 of the Code;

(x)  all limited liability company and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by ProFitness shall have been duly taken prior to the Closing, and ProFitness shall have delivered to I-trax a certificate of a duly authorized officer of ProFitness to that effect, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to I-trax;

(xi)  the Member shall have made the deliveries required to be made by it under Section 2(d)(i);

(xii)  ProFitness shall have delivered to I-trax a certificate of the existence and good standing of ProFitness from its jurisdiction of organization and the Member shall have delivered to I-trax a certificate of the existence and good standing of the Member from its jurisdiction of incorporation, each dated a date reasonably proximate to the Closing Date;

(xiii)  the Member shall have either (A) furnished evidence satisfactory to I-trax that all outstanding Indebtedness has been repaid in full or (B) requested that I-trax apply that portion of the Purchase Price to be paid at the Closing to the repayment in full of all outstanding Indebtedness;

(xiv)  the audited Financial Statements of ProFitness shall have been completed and delivered to I-trax in accordance with Section 6(h);

(xv)  ProFitness shall have delivered to I-trax a certificate of Daron Shepard and the President of ProFitness updating the Expenses Schedule as of the Closing Date;

(xvi)  Robin Tolla, Mitch Brown and Tom Sabia shall have signed releases in mutually acceptable form releasing Pro-Fitness and I-trax from any liability with respect to the agreements referred to on Schedule 5(c) of the ProFitness Disclosure Schedule (or any related agreements);

(xvii)  Kenneth Shepard and Jonathan Shepard shall have signed a joinder agreeing to be bound by the covenants set forth in Section 8(e) to the same extent as Daron Shepard is bound by thereby; and

(xviii)  the aggregate financial impact of all matters or events otherwise excluded from disclosure because of materiality or because they did not constitute a ProFitness Material Adverse Effect, shall not exceed $250,000.

I-trax may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.  In addition, if any unsatisfied condition to Closing under this Section 7(a) is identified in accordance with Section 7(a)(v) and I-trax elects to close on this Agreement, then such condition shall be deemed to be waived by I-trax.

(b)  Conditions to Obligation of the Member.  The obligation of the Member to consummate the transactions to be performed by it or ProFitness in connection with the Closing is subject to satisfaction of the following conditions:

(i)  the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)  I-trax shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)  ProFitness shall have procured all of the third party consents specified in the ProFitness Disclosure Schedule or otherwise required to achieve a Closing;

(iv)  no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator, or any self-regulatory organization (including AMEX), wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)  I-trax shall have delivered to the Member a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iv) has been satisfied in all material respects and, if not, specify the conditions that have not been satisfied;

(vi)  I-trax shall have made the deliveries required to be made by it under Section 2(d)(ii);

(vii)  the Member shall have received from counsel to I-trax an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Member, and dated as of the Closing Date;

(viii)  all actions to be taken by I-trax in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Member; and

(ix)  there shall have been no circumstance that resulted in an I-trax Material Adverse Effect.

The Member may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.  In addition, if any unsatisfied condition to Closing under this Section 7(b) is identified in accordance with Section 7(b)(v) and Member elects to close on this Agreement, then such condition shall be deemed to be waived by Member.

8.  Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a)  General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below).  The Member acknowledges and agrees that from and after the Closing, I-trax will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to ProFitness provided, that, the Member will be provided reasonable access to such documents, books and records of ProFitness at reasonable times and in a manner so as not to interfere with the normal business operations of I-trax.

(b)  Litigation Support.  In the event and for as long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (excluding any dispute between I-trax and another Party) in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving ProFitness, each of the other Parties will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

(c)  Transition.  Neither the Member nor ProFitness will take any action that is designed or intended or that is reasonably likely to have the effect of discouraging any lessor,

licensor, customer, supplier, or other business associate of ProFitness from maintaining the same business relationships with ProFitness after the Closing as it maintained with ProFitness prior to the Closing.  The Member will refer all customer inquiries relating to the businesses of ProFitness to I-trax from and after the Closing.

(d)  Confidentiality.  The Member and its Affiliates, including Daron Shepard, will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to I-trax or destroy, at the request and option of I-trax, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.  In the event that the Member or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Member will notify I-trax promptly of the request or requirement so that I-trax may seek an appropriate protective order or waive compliance with the provisions of this Section 8(d).  If, in the absence of a protective order or the receipt of a waiver hereunder, the Member or such Affiliate is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Member or such Affiliate may disclose the Confidential Information to the tribunal; provided, however, that the Member shall use its reasonable best efforts to obtain, at the reasonable request of I-trax, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as I-trax shall designate; provided, that, I-trax shall reimburse the Member for all costs incurred obtaining such protection.  The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure or becomes available to the public pursuant to actions taken by I-trax.  In addition to the foregoing, unless and until the Closing occurs, I-trax shall continue to be bound by and agrees to comply with the terms and provisions of the Confidentiality Agreement dated June 28, 2007 between I-trax and ProFitness.  Notwithstanding the foregoing provisions of this Section 8(d), the Parties may retain copies of or disclose Confidential Information of another Party to the extent necessary or reasonably required (i) for the purpose of preparing financial statements and Tax returns and pursuing Tax refund claims or contesting Tax claims, and (ii) in connection with any dispute between the Parties.  Further notwithstanding the foregoing, Daron Shepard shall be permitted to maintain full access to his ProFitness Outlook account for at least 120 days after the Closing.

(e)  Covenant Not to Compete.

(i)  To induce I-trax to enter into this Agreement and to consummate the transactions contemplated hereby, for a period of five (5) years from and after the Closing Date, neither the Member nor Daron Shepard nor any of their respective Affiliates shall, directly or indirectly, including through an Affiliate:  (A) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, any Competing Business (defined below); (B) recruit, solicit or induce, or attempt to induce any employee of, or independent contractor to, ProFitness or I-trax to terminate their employment with, or otherwise cease their relationship with, ProFitness or I-trax, as the case may be; (C) in connection with any Competing Business, call on, solicit, divert, take away or attempt to take away, any business or patronage, individual or entity which is a current or prospective client, customer, vendor or supplier of ProFitness or I-trax or any of their Affiliates or was such a client, customer, vendor or supplier at any time during the eighteen (18) months preceding the Closing Date or assist any other Person to do so, or be a proprietor, equity holder, investor, lender, partner, director, officer, employee, consultant or representative of any Person who does or attempts to do so; or (D) publicly disparage, deprecate or make any untrue negative comment with respect to any other Party or any of their Subsidiaries or their respective businesses, operations or properties.

(ii)  For purposes of Section 8(e)(i) above, the following is deemed not engaging in Competing Business:  (A) ownership of an interest of less than 1% as a passive investor in companies with securities traded on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market or quoted on the OTC Bulletin Board; (B) ownership of an interest of less than 5% as a passive investor in companies with securities not traded on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market or quoted on the OTC Bulletin Board if such interest was acquired while the subject companies were not engaged in the Competing Business; (C) ownership of any interest in I-trax; and (D) the engaging by Daron Shepard in the DS Permitted Activities (defined below).

(iii)  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable.

(iv)  The term “Competing Business” shall mean any business or enterprise (other than ProFitness or I-trax or their Affiliates) engaged in the business of managing, operating or developing corporate fitness centers, wellness programs or occupational health clinics for employers and their employees in any state or county in which ProFitness is engaged in any such business as of the Closing.  The term Competing Business shall not encompass commercial fitness centers, health clubs, health clinics or wellness programs which are open to the general public.

(v)  Notwithstanding this Section 8(e), provided that it is not for or on behalf of a Competing Business, Daron Shepard may engage, directly or indirectly, and as agent, consultant, partner, shareholder or employee, in counseling, life coaching and executive coaching to any individual, and to organizations (including educational institutions), corporations and other Persons who are not existing clients of ProFitness, have not been clients of ProFitness for the prior one year period, and are not potential clients included within Schedule 1.

(vi)  If I-trax defaults with respect to payment of funds or delivery of Shares payable or deliverable after the Closing to Member pursuant to the terms of this Agreement or any Related Document, then the covenants and restrictions on competition set forth in this Section 8(e) shall be terminated and deemed null and void.

(f)  Listing of Shares; Current Information.  I-trax shall cause any I-trax Shares issued pursuant to Section 2 to be approved for listing on any stock market or exchange on which I-trax Shares are then listed.  As long as Member owns any I-trax Shares issued pursuant to Section 2, I-trax will file all reports required to be filed by I-trax under the Exchange Act to permit Member to sell such I-trax Shares under Rule 144 of the Securities Act.

(g)  Securities Law Filings.  The Member shall, and shall cause the accountants of ProFitness to, cooperate with I-trax and its accountants in the provision of such information and documents as may be reasonably required in order to complete any filings required under the Exchange Act or other United States securities laws relating to the transactions contemplated by this Agreement.  I-trax shall reimburse Member’s and/or ProFitness’s accountants for all reasonable fees and expenses incurred by them in providing such cooperation.

(h)  ProFitness Senior Management.  I-trax shall, or shall cause ProFitness to, offer terms of employment to those employees listed on Section 8(h) of the ProFitness Disclosure Schedules on terms and conditions at least as favorable as those set forth in the forms of employment offer letters and severance agreements attached as Exhibit F to this Agreement.  The Member agrees to assume responsibility for, and indemnify and hold I-trax and ProFitness harmless against, one half of the severance costs paid or payable to any employee listed on Section 8(h) of the ProFitness Disclosure Schedules who is terminated prior to the first anniversary of the Closing in a manner which results in a severance obligation; provided, that notwithstanding any severance amounts payable to such terminated employee, the Member shall only be responsible to the extent of 50% of a maximum severance obligation equal to one week of base salary for each one year of service with ProFitness.

(i)    Potential Post-Closing Adjustment with respect to Cash at Closing.  Within fifteen (15) Business Days after Closing, I-trax shall advise Member whether and if so, to what extent, Cash at Closing was more or less than sufficient to pay the actual expenses listed on the updated Expenses Schedule.  If there is a deficiency or an excess, then the Parties will negotiate in good faith an appropriate adjustment.  If there is a deficiency, Member will pay to I-trax the amount thereof in cash within five (5) business days after the adjustment is finalized.  If there is an excess, then such excess amount will be added to the principal amount of the Promissory Note as of the date such adjustment is finalized.

9.  Indemnification.

(a)  Survival of Representations and Warranties.  All of the representations and warranties of the Member and ProFitness contained in this Agreement shall survive the Closing hereunder and continue in full force and effect until and including the twentieth (20th) business day after I-trax files its Annual Report on Form 10-K for the fiscal year ending December 31, 2008 but in no event later than April 15, 2009.  All representations and warranties of I-trax contained in this Agreement shall survive the Closing hereunder and continue in full force and effect until and including the twentieth (20th) business day after I-trax files its Annual Report on Form 10-K for the fiscal year ending December 31, 2008, but in no event later than April 15, 2009.  On the Closing Date, all representations and warranties contained in this Agreement and made by the Member and ProFitness will expire as to ProFitness and thereafter will be deemed to have been made exclusively by the Member.

(b)  Indemnification Provisions for Benefit of I-trax.

(i)  In the event ProFitness or the Member breaches (or in the event any third party alleges facts that, if true, would mean that the Member had breached) any of their respective representations, warranties or covenants contained herein and, if there is an applicable survival period pursuant to Section 9(a), provided that I-trax makes a written claim for indemnification against the Member (an “I-trax Notice of Claim”) in accordance with Section 9(j) and 12(g) within such survival period, then the Member agrees to indemnify I-trax from and against the entirety of any Adverse Consequences I-trax may suffer through and after the date of the claim for indemnification (including any Adverse Consequences I-trax may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach (or the alleged breach).

(ii)  Notwithstanding any limitations on recovery or on the survival period contained within Sections 9(a) and 9(b)(i), the Member agrees to indemnify I-trax from and against the entirety of any Adverse Consequences I-trax may suffer resulting from, arising out of, relating to, in the nature of, or caused by: (A) any Liability of ProFitness for any Taxes of ProFitness with respect to any Tax year or portion thereof ending on or before the Closing Date (including any Taxes that would be required to be accrued for as of the Closing Date under GAAP, but net of any refunds of or credits in respect of Taxes which ProFitness may receive after the Closing with respect to any such Tax year or portion thereof) to the extent such Taxes are not reflected in the reserve for Tax Liability of ProFitness shown on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ProFitness in filing its Tax Returns; (B) any Liability of ProFitness for the unpaid Taxes of any Person (other than ProFitness) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (C) a breach of the representations and warranties set forth in Sections (4)(b), 4(c), 4(f), 5(b), 5(c), and 5(d); (D) any fraudulent misrepresentation or conduct by Member or ProFitness under this Agreement; (E) the use of the name “ProFitness” prior to the date of this Agreement; and (F) any claims asserted against I-trax or ProFitness arising from or relating to any of the entitlement or alleged entitlement to any equity, phantom stock, profit participation or similar rights disclosed in Schedule 5(c) of the ProFitness Disclosure Schedules.  In the event I-trax incurs any Adverse Consequences as a result of any of the items enumerated within subsections (A) through (F) above, the survival period relating thereto shall extend to the applicable statute of limitations and there shall be no limitation on recovery.  Any claim for indemnification under this Section 9(b)(ii) shall be made in accordance with Section 9(j) and 12(g).

(c)  Indemnification Provisions for Benefit of the Member.

(i)  In the event I-trax breaches (or in the event any third party alleges facts that, if true, would mean that I-trax had breached) any of its representations, warranties, covenants contained herein, and, if there is an applicable survival period pursuant to Section 9(a), provided that the Member makes a written claim for indemnification against I-trax (a “Member Notice of Claim”) in accordance with Section 9(j) and 12(g) within such survival period, then I-trax agrees to indemnify the Member from and against the entirety of any Adverse Consequences the Member may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Member may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach (or such alleged breach).

(ii)  Notwithstanding any limitations on recovery or on the survival period contained within Sections 9(a) and 9(c)(i), I-trax agrees to indemnify the Member from and against the entirety of any Adverse Consequences the Member may suffer resulting from, arising out of, relating to, in the nature of, or caused by (A) any breach of the representations and warranties set forth in Sections (3)(b) and 3(g) and (B) any fraudulent misrepresentation or conduct by I-trax under this Agreement.   In the event Member or ProFitness incurs any Adverse Consequences as a result of any of the items enumerated within subsections (A) and (B) above, the survival period relating thereto shall extend to the applicable statute of limitations and there shall be no limitation on recovery.  Any claim for indemnification under this Section 9(c)(ii) shall be made in accordance with Section 9(j) and 12(g).

(d)  Matters Involving Third Parties.

(i)  If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced by such delay.

(ii)  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party as long as (A) the Indemnifying Party notifies the Indemnified Party in writing not later than fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)  As long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) or written agreement is obtained releasing the Indemnified Party from all liability thereunder.

(iv)  In the event any of the conditions in Section 9(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses and the amount paid in settlement), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

(e)  Determination of Adverse Consequences.  All indemnification payments under this Section 9 shall be deemed adjustments to the Purchase Price.

(f)  Set-Off.  Subject to and in accordance with the terms of this Section 9, with respect to any claim for indemnification under Section 9(b)(i), I-trax shall have recourse against the Member (including any shareholder, director, officer, agent or Affiliate thereof) solely to the extent of the following, any or all of which I-trax may look to in its sole discretion:

(i)  the release of Escrow Shares, provided that the Escrow Shares have not been released to the Member in accordance with Section 2(e) and the Escrow Agreement;

(ii)  the exercise of I-trax’s set-off right against the amount due under the Promissory Note, if any;

(iii)  the exercise of I-trax’s set-off right against the unpaid Additional Purchase Price Payment, if any;

(iv)  the exercise of I-trax’s set-off right against the unpaid Make-Whole Payment, if any; or

(v)  any combination of (i), (ii), (iii), (iv) and (v) above.

The limitations in this Section 9(f) apply only to claims under Section 9(b)(i).

For purposes of determining the number of Escrow Shares that shall be released to I-trax pursuant to this Section 9(f), each Escrow Share shall be valued at the average of Closing Price during the five (5) consecutive trading days prior to a claim by I-trax against the Escrow Shares pursuant to this Section.

(g)  Exclusive Remedy.

(i)  This Section 9 shall provide the sole and exclusive remedy for any and all Adverse Consequences sustained or incurred by a Party, or its successors or assigns.  The Member hereby agrees that it will not make any claim for indemnification against ProFitness by reason of the fact that it was a manager or agent of any such entity or was serving at the request of any such entity as a partner, trustee, member or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by I-trax against the Member (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

(ii)  For the purposes of determining whether (a) the Party against whom indemnification is sought shall have breached any representation or warranty and have an obligation to indemnify the Party claiming indemnification pursuant to this Section 9 or (b) the amount of any Adverse Consequences suffered, any qualifications and exceptions relating to materiality, an I-trax Material Adverse Effect or a ProFitness Material Adverse Effect, as applicable, with respect to any representations or warranties shall be disregarded.

(h)  Baskets.

(i)  Notwithstanding anything contained in this Section 9 to the contrary, no Party shall have any obligation to indemnify any other Party from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any breach (or alleged breach) of any representation or warranty until the Party claiming indemnification has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $100,000 aggregate threshold (the “Threshold Amount”); thereupon, the Party claiming indemnification shall be entitled to the full amount of such claim to the extent it exceeds a deductible amount of $50,000.

(i)  Limitations on Indemnification.

(i)  I-trax’s sole recourse for any claim regarding indemnification liability of the Member and ProFitness pursuant to Section 9(b)(i) shall be, in the manner provided for in Section 9(f); provided, however, that such limitation shall not apply to any obligation to indemnify for Adverse Consequences resulting from fraudulent misrepresentation.

(ii)  I-trax shall not be entitled to any indemnification pursuant to this Section 9 with respect to any claim which has been satisfied through a Purchase Price reduction made pursuant to another section of this Agreement.

(iii)  In no event shall the aggregate indemnification liability of I-trax pursuant to this Section 9(c)(i) exceed the Purchase Price (as it may be adjusted hereunder);

(iv)  In no event shall any Party have a right to indemnification based on a breach of a representation or warranty which such Party knew to be untrue or incorrect as of Closing.

(j)  Procedural Matters.

(i)  Any Notice of Claim shall set forth (A) a brief description of the nature of the potential or actual Adverse Consequences and (B) to the extent then feasible, the total dollar amount of the anticipated cost to the Indemnified Party of the Adverse Consequences (including any costs or expenses that have been or may be reasonably incurred in connection therewith) (the “Indemnification Amount”).  In addition, if any I-trax Notice of Claim involves a claim under Section 9(b)(i), such I-trax Notice of Claim shall also set forth the means of recourse selected by I-trax in accordance with Section 9(f).  Payment of the Indemnification Amount to the Indemnified Party as set forth in a Notice of Claim shall be made by the Indemnifying Party no later than the thirtieth (30th) day after the date of the Notice of Claim (or such later date as the Indemnifying Party receives written notice of the Indemnification Amount), unless the provisions of subsection 9(j)(ii) are applicable.

(ii)  If the Indemnifying Party (acting reasonably) shall object to the nature of a claim as being an indemnifiable claim and/or to any Adverse Consequence as to which a Notice of Claim is sent by the Indemnified Party or to the Indemnification Amount in connection with such Adverse Consequences, the Indemnifying Party shall give written notice of such objection (“Objection Notice”) to the Indemnified Party within twenty (20) business days after receipt of the Notice of Claim.  The Objection Notice shall specify in reasonable detail the reason for the objection.  Upon such objection, the Parties shall attempt in good faith to resolve any disagreement, and any payment required to be made by any Party as a result of the mutual resolution of such disagreement shall be made within five (5) business days of such mutual resolution.  If any such disagreement remains unresolved as of the tenth (10th) business day after receipt of Objection Notice, the dispute shall be determined by an independent third party

(the “Neutral Party”) selected jointly by I-trax and the Member, and the decision of such Neutral Party shall, in the absence of manifest error, be final and binding on the Parties.  If I-trax and the Member are unable to agree on the choice of a Neutral Party, they will select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms).  Upon resolution of the dispute by the Neutral Party, any payment deemed to be required to be made by any Party pursuant to the Neutral Party’s determination shall be made no later than the fifth (5th) business day after such determination is rendered.   In the event Itrax and the Member submit any unresolved disputes to a Neutral Party for resolution as provided this Section 9(j), I-trax and the Member will share responsibility for the fees and expenses of the Neutral Party as follows:

(A)  If the Neutral Party resolves all of the disputes in favor of I-trax, the Member will be responsible for all of the fees and expenses of the Neutral Party;

(B)  If the Neutral Party resolves all of the disputes in favor of the Member, I-trax will be responsible for all of the fees and expenses of the Neutral Party; and

(C)  If the Neutral Party resolves some of the disputes in favor of Itrax and the rest of the disputes in favor of the Member, I-trax will be responsible for a proportionate amount of the fees and expenses of the Neutral Party based on the dollar amount of the dispute resolved against I-trax compared to the total dollar amount of all disputes submitted to the Neutral Party and the Member shall be responsible for a proportionate amount of the fees and expenses of the Neutral Party based on the dollar amount of the disputes resolved against the Member compared to the total dollar amount of all disputes submitted to the Neutral Party.

(iii)  Each Indemnified Party shall take commercially reasonable actions to mitigate Adverse Consequences, including pursuing insurance claims and Third Party Claims, and shall reasonably consult and cooperate with each Indemnifying Party with a view towards mitigating Losses, in connection with claims for which an Indemnified Party seeks indemnification hereunder.

10.  Tax Matters.  The following provisions shall govern the allocation of responsibility as between I-trax and the Member for certain tax matters following the Closing Date:

(a)  Employment Tax Returns.  The Member and I-trax shall cause ProFitness to follow the Alternate Procedure specified in Rev. Proc. 2004-53, 2004-2 C.B. 320, Sec. 4, whereby, among other things (i) the Member shall be relieved from filing a Form W-2 with respect to any employee of ProFitness for the portion of the 2007 calendar year Tax period ending on the Closing Date, and (iii) I-trax shall file (or cause ProFitness to file) a Form W-2 for each employee for the 2007 calendar year Tax period (including the portion of such Tax period  that such employee was employed prior to the Closing Date).  The Member shall provide I-trax on a timely basis with all payroll and employment-related information with respect to each employee, to the extent such information is not contained in the Tax records of ProFitness.

(b)  Other Tax Returns.  The Member shall prepare or cause to be prepared at its own expense and in accordance with the past custom and practice of ProFitness all Income Tax Returns of ProFitness for jurisdictions that do not impose Taxes on ProFitness at the business entity level (i.e. those jurisdictions that tax ProFitness as a pass through entity) for Tax periods ending on or prior to the Closing Date (“pre-Closing Periods”), the due date of which Tax Returns is on or after the Closing Date.  The items of income, gain, loss, deduction and credit of ProFitness shall be allocated between any pre-Closing Period and any Tax period ending after the Closing Date in accordance with the closing-of-the-books method so long as such method is consistent with the Code and the Treasury Regulations.  The Member shall afford I-trax a reasonable opportunity to review and comment upon such Tax Returns prior to their filing.  I-trax shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of ProFitness, the due date of which Tax Returns is after the Closing Date.

(c)  Cooperation on Tax Matters.

(i)  I-trax, ProFitness and the Member shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  ProFitness and the Member agree (A) to retain all books and records with respect to Tax matters pertinent to ProFitness relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by I-trax or the Member, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, ProFitness and or the Member, as the case may be, shall allow the other party to take possession of such books and records.

(ii)  I-trax and the Member further agree, upon request, to use their best efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d)  Tax Sharing Agreements.  All tax sharing agreements or similar agreements with respect to or involving ProFitness, if any, shall be terminated as of the Closing Date and, after the Closing Date, ProFitness shall not be bound thereby or have any liability thereunder.

(e)  Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Member when due, and the Member will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, I-trax will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(f)  Tax Purchase Price Allocation.  The purchase of the ProFitness Interests shall be treated as a sale of the assets of ProFitness for federal Income Tax purposes and for the purposes of any other Income Tax that treats ProFitness as an entity disregarded from its owner.  The Tax Purchase Price shall be allocated among the assets of ProFitness and the covenant not to compete described in Section 8(e) in accordance with the requirements of the Code (the “Allocation”); provided, that the amount of Tax Purchase Price allocated to the covenant not to compete (including with the joinder contemplated by Section 7(a)(xvii)) shall not exceed 1% - 5% of the Tax Purchase Price.  The Allocation shall be prepared by I-trax for the review and approval of Member by the sixtieth (60th) business day after the Closing Date.  If within thirty (30) days after delivery of the Allocation, Member notifies I-trax in writing that Member objects to the Allocation, I-trax and Member shall use commercially reasonable efforts to resolve such dispute within twenty (20) business days.  In the event the Parties are unable to resolve any such dispute within such twenty (20) business day period, the Parties will engage the Neutral Accounting Firm (selected under Section 2(h)(iv) if needed), to resolve such dispute as promptly as practicable in accordance with rules to be established by I-trax, the Member and the Neutral Accounting Firm.  The Neutral Accounting Firm’s decision shall be final, non-appealable and binding on I-trax and the Member, and the fees and expenses of the Neutral Accounting Firm shall be paid one-half by I-trax and one-half by the Member.  The Member, ProFitness, and I-trax agree to report, pursuant to Section 1060 of the Code and the regulations promulgated thereunder or any other similar provision under state, local or foreign law, as and when required, the Allocation of the Purchase Price (including subsequent adjustments, if any), among the assets of ProFitness and the covenant not to compete described in Section 8(e) in a manner entirely consistent with such Allocation in the preparation and filing of all Tax Returns (including IRS Form 8594 and any amendment thereto).  Neither I-trax nor the Member shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such Allocation unless required to do so by applicable law.

11.  Termination.

(a)  Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(i)  I-trax and the Member may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)  I-trax may terminate this Agreement by giving written notice to the Member and ProFitness at any time prior to the Closing (A) in the event the Member or ProFitness has breached any representation, warranty, or covenant contained in this Agreement in any material respect, I-trax has notified the Member and ProFitness of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 15, 2008 by reason of the failure of any condition set forth in Section 7(a) hereof (unless the failure results primarily from I-trax itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)  the Member may terminate this Agreement by giving written notice to I-trax at any time prior to the Closing (A) in the event I-trax has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Member has notified I-trax of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 15, 2008 by reason of the failure of any condition set forth in Section 7(b) hereof (unless the failure results primarily from the Member itself breaching any representation, warranty, or covenant contained in this Agreement).

(b)  Effect of Termination.  If any Party terminates this Agreement pursuant to Section 11(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

12.  Miscellaneous.

(a)  Press Releases and Public Announcements.  None of the Parties shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of I-trax and the Member; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(b)  No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d)  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of I-trax and the Member; provided, however, that I-trax may: (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases described in (i) or (ii) I-trax nonetheless shall remain responsible for the performance of all of its obligations hereunder); and (iii) assign any or all of its rights and interests hereunder to any Person with which or into which I-trax may be merged or which may succeed to all or substantially all its assets or business.

(e)  Counterparts.  This Agreement may be executed in one or more counterparts and/or by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)  Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail or by a nationally recognized overnight currier, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to ProFitness:	ProFitness Health Solutions 6 Corporate Drive, Suite 444 Shelton, Connecticut 06484 Attention: Daron Shepard P: 203-929-6478 F: 203-929-6723

If to Member:	Minute Man, Incorporated 600 Riverside Drive Westport, Connecticut 06880 Attention: Daron Shepard P: 203-227-6153 F: 203-226-3197

Copy to:	Wofsey, Rosen, Kweskin & Kuriansky, LLP 600 Summer Street Stamford, Connecticut 06901-1490 Attention: Marshall Goldberg, Esq. P: 203-327-2300 F: 203-967-9273

If to I-trax :	Frank A. Martin Chairman, I-trax, Inc. 4 Hillman Drive, Suite 130 Chadds Ford, PA 19317 P: 610-459-2405 x110 F: 610-459-4705

Copy to:	Yuri Rozenfeld General Counsel I-trax, Inc. 4 Hillman Drive, Suite 130 Chadds Ford, PA 19317 P: 610-459-2405 x116 F: 610-459-4705

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties  notice in the manner herein set forth.

(h)  Governing Law.  This Agreement shall be governed by and construed in accordance with the Delaware General Corporate Law as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware, the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware or the Commonwealth of Pennsylvania, as may be required by this Section 12(h).

(i)  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by I-trax and the Member.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)  Expenses.  Each of the Member and I-trax will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  The Member agrees to bear any and all of the Transaction Costs to the extent not taken into account at the Closing.

(l)  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity)

which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m)  Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)  Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

I-TRAX, INC.

By: /s/Frank A. Martin
Name: Frank A. Martin
Title: Chairman

PRO FITNESS HEALTH SOLUTIONS, LLC,

By: /s/Daron Shepard
Name: Daron Shepard
Title: Manager

MINUTE MEN, INCORPORATED

By: /s/Daron Shepard
Name: Daron Shepard
Title: Secretary and Treasurer

/s/Daron Shepard
Daron Shepard